Exhibit 21.1

Qlik Technologies Inc.

List of Subsidiaries

Name of Wholly-Owned Subsidiary	Jurisdiction of Organization	Name under which the subsidiary conducts business
QlikTech Japan Kabushiki Kaisha	Japan	QlikTech Japan K.K.

QlikTech Corporation	Canada	QlikTech Corporation

QlikTech Holdings (US) Inc.	United States (Delaware)	QlikTech Holdings (US) Inc.

QlikTech Inc.	United States (Delaware)	QlikTech Inc.

Vizubi, Inc.	United States (Delaware)	Vizubi, Inc.

QlikTech Holdings AB	Sweden	QlikTech Holdings AB

QlikTech International AB	Sweden	QlikTech International AB

NComVA AB	Sweden	NComVA AB

QlikTech Singapore Pte. Ltd.	Singapore	QlikTech Singapore Pte. Ltd.

QlikTech Norway A/S	Norway	QlikTech Norway A/S

QlikTech UK Limited	United Kingdom	QlikTech UK Limited

QlikTech Nordic AB	Sweden	QlikTech Nordic AB

QlikTech Finland OY	Finland	QlikTech Finland OY

QlikTech Ibérica S.L.	Spain	QlikTech Ibérica S.L.

QlikTech Hong Kong Limited	Hong Kong	QlikTech Hong Kong Limited

QlikTech Latam AB	Sweden	QlikTech Latam AB

QlikTech GmbH	Germany	QlikTech GmbH

QlikTech Netherlands BV	The Netherlands	QlikTech Netherlands BV

QlikTech Denmark ApS	Denmark	QlikTech Denmark ApS

QlikTech France SARL	France	QlikTech France SARL

QlikTech Australia Pty Ltd	Australia	QlikTech Australia Pty Ltd

QlikTech International Markets AB	Sweden	QlikTech International Markets AB

QlikTech Italy S.r.l.	Italy	QlikTech Italy S.r.l.

Vizubi Software Srl	Italy	Vizubi Software Srl

QlikTech spółka z ograniczoną odpowiedzialnością	Poland	QlikTech sp. z o.o. or QlikTech spółka z o.o.

QlikTech Brasil Comercialização de Software Ltda.*	Brazil	QlikTech Brasil Comercialização de Software Ltda.

QlikTech México S. de R.L. de C.V.*	Mexico	QlikTech México S. de R.L. de C.V.

QlikTech India Private Limited*	India	QlikTech India Private Limited

DataMarket ehf.	Iceland	DataMarket ehf.

DataMarket, Inc.	United States (Delaware)	DataMarket, Inc.

*	1% or less owned by QlikTech International Markets AB